UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 10, 2007

U.S. Dry Cleaning Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-23305	77-0357037
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 E. Tahquitz Canyon, Suite 203 Palm Springs, California		92262
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (760) 322-7447

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR240.13e-4(c))

CURRENT REPORT ON FORM 8-K

U.S. DRY CLEANING CORPORATION

December 10, 2007

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02.	Unregistered Sales of Equity Securities.

On December 10, 2007, we completed the initial closing of a private placement of our 10% senior secured convertible notes (referred to as the Notes) to accredited investors, receiving gross proceeds of approximately $3,325,000, of which approximately $1,876,000 represented the aggregate principal amount of our outstanding series A convertible debentures which were exchanged for an equal principal amount of Notes.  Each Note was issued at a price equal to 90% of its principal amount.  The Notes mature two years after the date of their issuance and bear interest at 10% per year, payable quarterly in arrears in cash.  Investors may convert their Notes into shares of our common stock at any time and from time to time on or before the maturity date, at a conversion price of $2.50 per share, subject to adjustment under customary circumstances.

Pursuant to a security agreement, the Notes are secured by the grant by us to a collateral agent of collateral consisting of a first priority security interest in all of our assets existing at the final closing of the private placement (and any replacement collateral).  We cannot initially incur any senior debt other than up to $5,000,000 in a bank credit facility secured by accounts receivable and inventory, and equipment leases.  The Notes also contain covenants including a limitation on restricted payments, a limitation on transactions with affiliates, a limitation on liens, and a limitation on asset sales, which will enable us to sell assets for cash and redeploy the proceeds into additional assets within 180 days, in each case subject to specified exceptions.

The Notes will automatically convert into shares of our common stock at the conversion price, if the closing bid price for the common stock has traded at more than $5.00 per share for a period of 20 consecutive trading days, provided that, throughout this period, the common stock has been trading on a national securities exchange or Nasdaq and such conversion shares have been fully registered for resale and are not subject to any lock-up provisions.

We have agreed to file shelf registration statement with respect to the resale of shares of common stock issuable upon conversion of the Notes with the U.S. Securities and Exchange Commission, use our commercially reasonable efforts to cause the shelf registration statement to be declared effective and keep the shelf registration statement effective, in each case for or within a specified period of time after the final closing of the private placement.

The net proceeds of the private placement will be used by us for potential acquisitions of regional retail dry cleaning operators, for repayment of any remaining balances under the series A convertible debentures that have not been exchanged for Notes or converted into common stock, and for working capital and general corporate purposes.

The securities offered in the financing have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This current report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

The foregoing summary description of each of the Note and Security Agreement is qualified by reference to the full text thereof, a copy of each of which is filed herewith as Exhibits 10.1 and 10.2, respectively, incorporated herein in its entirety.

We announced the initial closing of the financing transaction in a press release issued on December 11, 2007, a copy of which is attached as Exhibit 99.1 hereto and is incorporated in its entirety by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description

10.1	Form of 10% Senior Secured Convertible Note of U.S. Dry Cleaning Corporation.

10.2	Form of Security Agreement between U.S. Dry Cleaning Corporation and its subsidiaries, and the collateral agent on behalf of the investors listed therein.

99.1	Press Release of U.S. Dry Cleaning Corporation issued December 10, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. DRY CLEANING CORPORATION

Date: December 14, 2007	By: /s/ Robert Y. Lee
Robert Y. Lee
Chief Executive Officer